Exhibit 99.1

Odyssey Health Inc. Strengthens Commitment to Odyssey NeuroPharma Through Expansion of Executive Team

Las Vegas, Nevada, Nov. 03, 2022 (GLOBE NEWSWIRE) -- Odyssey Health, Inc. (OTC: ODYY), f/k/a Odyssey Group International, Inc. (the "Company" or "Odyssey"), a medical technology company focused on developing unique, life-saving medical products, is pleased to announce its continued commitment to the newly formed entity, Odyssey NeuroPharma, with the expansion of its executive team.

Joining the executive team at Odyssey NeuroPharma to advance Odyssey’s concussion treatment, and Niemann-Pick treatment, is Erik Emerson as Chief Commercial Officer and Greg Gironda as Chief Operating Officer. Mr. Emerson and Mr. Gironda have over 50 years of collective pharmaceutical experience in commercializing innovative pharmaceutical compounds with leading pharmaceutical companies.

“Odyssey NeuroPharma is dedicated to addressing the unmet medical needs in traumatic brain injury.  Erik and Greg will provide the proven experience and expertise needed to bring this novel treatment through clinical trials and ultimately to commercial launch,” said Michael Redmond, CEO of Odyssey Health.

“The team at Odyssey is committed to bringing solutions to a devastating but poorly understood issue.  The opportunity to impact the lives of our military, elderly, children, and athletes was something that one can only hope for in our careers.” Mr. Erik Emerson continued, “mild traumatic brain injury and the subsequent long-term effects are a true urgency.  Joining the team at this critical juncture to lead our conversion of strong early science, to potential patient availability is unique.

Concussions effect all segments of our society, with over 5 million occurrences annually in the U.S. alone.  Currently, there are no FDA approved treatments available.  Odyssey Neuropharma is planning a Phase II program, which will evaluate efficacy in support of its extensive safety and animal data.

About Odyssey Health Inc. (formerly Odyssey Group International, Inc.)

Odyssey Health Inc. (OTC: ODYY) is a medical company with a focus in life-saving medical products and solutions. Odyssey's corporate mission is to create, acquire and develop distinct assets, intellectual property, and exceptional technologies that provide meaningful medical solutions. The Company is focused on areas that have an identified technological advantage, provide superior clinical utility, and have a substantial market opportunity. For more information, visit the Company’s website at www.odysseyhealthinc.com

We encourage our shareholders to visit our corporate social media accounts for updates:

https://twitter.com/OdysseyHealth1

https://www.facebook.com/odysseyhealthinc

https://www.linkedin.com/company/odysseyhealthinc

https://www.youtube.com/channel/UCsS--v0od_fYIBu2tvqmj9Q

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About Odyssey NeuroPharma Inc.

Odyssey NeuroPharma, Inc., is a wholly-owned subsidiary of Odyssey Health Inc. and focused on developing drugs to treat neurological disorders. The blood-brain barrier (“BBB”) represents a significant obstacle for drug delivery to the brain. Many drugs have failed in neuroscience research due to the inability to jump the hurdle that is the BBB. The Odyssey NeuroPharma will use its unique intranasal delivery device coupled with its powdered formulations to let drugs be delivered more directly to the brain, providing for efficient and quick delivery. This targeted approach requires less drug to accomplish neuroprotection further reducing drug levels in the plasma which reduces side effects.

Forward-Looking Statements

This news release may have forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements because of various factors and uncertainties, including our ability to continue to raise needed funds, complete the Phase II trial, our ability to develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Inquiries:

Odyssey Health
info@odysseyhealthinc.com

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